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For Immediate Release                     Contact: Bess Bezirgan or Jamic Tolson
March 4, 1998                                            1-800-523-6512 ext. 193


                         STATEMENT BY CENTRAL SPRINKLER
             IN RESPONSE TO U.S. CONSUMER PRODUCT SAFETY COMMISSION

Central Sprinkler strongly disagrees with the CPSC's conclusions about the performance of the Omega sprinkler. The Omega works. It has been successfully controlling fires for 15 years. We intend to defend our product and our ongoing remediation program.

The Commission's conclusion is based on a methodology that does not apply to installed sprinkler systems. According to National Fire Protection Association and Underwriters Laboratories protocols for installed sprinkler systems, evaluation of an installed sprinkler system is based on site-specific conditions including:

* available water pressure;
* the number and type of sprinkler heads;
* the area covered; and
* the building layout and structure.

We have sold more than eight million Omega sprinkler heads during the past 15 years. In the five incidents in which an individual head may not have operated, other heads in the system have activated to successully assist in controlling the spread of fire.

Moreover, we strongly believe that the remediation program voluntarily initiated by our company nearly two years ago addresses the Commission's concerns.

Since learning of concerns about activation in early 1996, we have spent more than $5 million to examine more than 1,800 buildings and provide remedies as appropriate. We've set up an 800 number for those who want our help. We've notified contractors and other purchasers by mail. We are addressing this issus every day and we are vigorously moving ahead with this program.

We are especially disappointed that our technical team has not been given the opportunity to meet with the Commission's technical experts to discuss CPSC data, its specific concerns, and its conclusions. Despite our repeated requests, the Commission staff has not agreed to set up a meeting on these matters.

Editors' Note:
Individuals with concerns or questions about Omega sprinklers should call 1-800-638-1531.

                            Central Sprinkler Company
             451 North Cannon Avenue, Lansdale, Pennsylvania, 19446
       (215) 362-0700         (800) 523-6512          FAX: (215) 362-5385